Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIIND AND YOU DO NOT WANT TO EXCHANGE SOME OR ALL OF YOUR ELIGIBLE OPTIONS

OMNIVISION TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

WITHDRAWAL FORM

By now, you have received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”); (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) an Election Form; and (4) this Withdrawal Form. You completed and submitted an election, in which you elected to ACCEPT OmniVision’s offer to exchange some or all of your “eligible options” (as defined in the Offer to Exchange). You should submit this form only if you now wish to change that election and REJECT OmniVision’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options using a paper Withdrawal Form, you must sign, date and deliver the completed Withdrawal Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless the offer is extended, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Alternatively, you may submit your withdrawal via the offer website at https://omnivision.equitybenefits.com on or before 9:00 p.m., Pacific Time, on December 16, 2009 (unless we extend the offer).  If you change your election via the offer website, you do not need to return a Withdrawal Form.

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any restricted stock units (“RSUs”) pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the option plan under which they were granted, and by the existing option agreements between you and OmniVision.

You may again elect to exchange some or all of your eligible options by submitting a new election via the offer website or by completing and returning an Election Form on or before 9:00 p.m., Pacific Time, on December 16, 2009 (unless we extend the offer).

Please check the appropriate box:

☐                                    I wish to withdraw my election to exchange my options and instead REJECT the offer to exchange all of my options.  I do not wish to exchange any options.

OR

☐                                    I wish to withdraw my election to exchange options as to my eligible options listed below (please list).  Any options previously elected to be exchanged by me in my most recent election or Election Form but not withdrawn below will remain elected for exchange in the offer.  I do not wish to exchange these listed options:

Option Grant Number	Grant Date

Please sign this Withdrawal Form and print your name exactly as it appears on the Election Form you previously submitted.

By signing below I consent to the uses of my data identified at point 8 of the attached “Instructions to the Withdrawal Form.”

Employee Signature

Employee Name (please print)

Date and Time

E-mail Address

RETURN TO STOCK ADMINISTRATION VIA FACSIMILE AT (408) 567-3006,

HAND DELIVERY (IF YOU ARE LOCATED IN SANTA CLARA), OR E-MAIL STOCKADMIN@OVT.COM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON DECEMBER 16, 2009.

OMNIVISION TECHNOLOGIES, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Withdrawing from the Offer.

If you have previously elected to participate in the offer and no longer wish to participate in the offer, a properly completed withdrawal must be received via the offer website or through the submission of a completed Withdrawal Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009 (referred to as the “expiration date”), unless the offer is extended.

Withdrawal through the offer website

You may log on to the offer website at https://omnivision.equitybenefits.com and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains personalized information with respect to each eligible option grant you hold.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms.  After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are not a resident of China or Taiwan, and you are satisfied with your elections, you will proceed to the “Agreement to Terms of Election” page.  Only after you agree to the Agreement to the Terms of Election will you be directed to the “Print Confirmation” page.  Please print and keep a copy of the Print Confirmation page for your records.  Unless you are a resident of China or Taiwan, you will have completed the election process. You will receive an e-mail confirming your election at your OmniVision e-mail address within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

If you reside in China or Taiwan, after agreeing to the Agreement to Terms of Election, you will proceed to the “Print Confirmation” page to print out your election confirmation form.  In order to make a valid election, OmniVision must receive your signed election confirmation form prior to the expiration of the offer.  Please return the signed election confirmation form via facsimile or e-mail (via PDF or similar imaged document file) to:

Stock Administration

OmniVision Technologies, Inc.

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Only responses that are complete and actually received by the deadline (including your signed election confirmation form, if applicable) will be accepted.  After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.  You will receive an e-mail confirming we have received your signed election confirmation form within two (2) U.S. business days.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election confirmation form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Withdrawal through facsimile, hand delivery or e-mail

If you choose not to utilize the offer website acceptance process, you may submit your withdrawal by submitting your Withdrawal Form by facsimile, hand delivery (if you are located in Santa Clara) or e-mail as provided below. You do not need to submit a Withdrawal Form if you change your election via the offer website. To submit your Withdrawal Form you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be December 16, 2009:

1. Properly complete and sign the Withdrawal Form.

2. Deliver the completed and signed Withdrawal Form via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

If OmniVision extends the offer, the completed Withdrawal Form must be received by OmniVision by the date and time of the extended expiration of the offer.

The delivery of all required documents, including Withdrawal Forms, is at your risk. Delivery will be deemed made only when actually received by OmniVision. In all cases, you should allow sufficient time to ensure timely delivery.

If your Withdrawal Form is submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery, we intend to confirm the receipt of your Withdrawal Form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Withdrawal Form has been received by December 16, 2009. Confirmation statements for submissions through the offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.  You will also receive an e-mail confirming your election made through the offer website within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Although by submitting a Withdrawal Form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange eligible options may be made at any time before the expiration date. If OmniVision extends the offer beyond that time, you may re-tender your eligible options at any time until the extended expiration date of the offer.

To re-elect to tender the withdrawn eligible options, you must either submit an election via the offer website or deliver an Election Form with the required information via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, after the date of the last withdrawal but before 9:00 p.m., Pacific Time, on December 16, 2009 (unless we extend the offer), to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Your options will not be deemed properly tendered, or “exchanged,” for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date by delivery of a new election or a new Election Form. This new election (including a signed election confirmation form, if applicable) must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this Withdrawal Form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2. Signatures on this Withdrawal Form.

If this Withdrawal Form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, you may be asked to submit proof of the legal name change.

If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to OmniVision of the authority of that person to act in that capacity must be submitted with this Withdrawal Form.

3. Other Information on this Withdrawal Form.

If you are submitting the Withdrawal Form by facsimile, delivery or e-mail, in addition to signing this Withdrawal Form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

4. Requests for Assistance or Additional Copies.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange and the other offer documents to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.

5. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Withdrawal Form that we determine is not in appropriate form or that we determine is unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any Withdrawal Form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

6. Additional Documents to Read.

You should be sure to read the Offer to Exchange and all documents referenced therein before deciding to participate in the offer.

7. Important Tax Information.

If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – J of the Offer to Exchange for important tax information. We also recommend that you consult with your personal tax advisors before making any decisions regarding participation in, or withdrawal from, the offer.

8. Data Privacy.

To administer this offer, we must collect, use and transfer certain information regarding you and your eligible options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in OmniVision or its subsidiaries, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election, Election Form or a Withdrawal Form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election, Election Form or a Withdrawal Form, you also acknowledge and agree that:

•                  the parties receiving this data may be located outside of your country including in the USA, and the recipients’ country may have different data privacy laws and protections than your country;

•                  we may need to provide your data to tax and regulatory authorities in connection with the operation of the program;

•                  the data will be held only as long as necessary to implement, administer and manage the program;

•                  you can request from us a list with the names and addresses of any potential recipients;

•                  you can request additional information about how the data is stored and processed; and

•                  you can request that the data be amended if it is incorrect.

If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.